UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.    )*

KMG America Corporation

(Name of Issuer)

Common Shares

(Title of Class of Securities)

482563103

(CUSIP Number)

August 10, 2005

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 482563103 13G

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Northaven Partners, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization New York

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 469,071

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 469,071

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 469,071

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 2.13%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 482563103 13G

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Northaven Partners II, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization New York

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 25,581

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 25,581

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 25,581

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.12%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 482563103 13G

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Northaven Partners III, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization New York

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 633,092

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 633,092

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 633,092

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 2.87%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 482563103 13G

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Northaven Offshore, Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 71,456

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 71,456

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 71,456

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.32%

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 482563103 13G

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Northaven Associates, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization New York

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,199,200

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,199,200

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,199,200

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 5.43%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 482563103 13G

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Northaven Management, Inc.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization New York

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,199,200

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,199,200

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,199,200

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 5.43%

12.	Type of Reporting Person (See Instructions) CO

Item 1.
	(a)	Name of Issuer KMG America Corporation
	(b)	Address of Issuer's Principal Executive Offices 12600 Whitewater Drive Minnetonka, MN 55343

Item 2.
	(a)	Name of Person Filing Northaven Partners, L.P. Northaven Partners II, L.P. Northaven Partners III, L.P. Northaven Offshore, Ltd. Northaven Associates, LLC and Northaven Management, Inc.
	(b)	Address of Principal Business Office or, if none, Residence 375 Park Avenue Suite 2709 New York, NY 10152
(c)

Citizenship
Northaven Partners, L.P. — New York
Northaven Partners II, L.P. — New York
Northaven Partners III, L.P. — New York
Northaven Offshore, Ltd. — Cayman Islands
Northaven Associates, LLC — New York
Northaven Management, Inc. — New York

	(d)	Title of Class of Securities Common Shares
	(e)	CUSIP Number 482563103

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a: Not applicable. This schedule 13G was filed Pursuant to Rule 13d-1(c).
Item 4.	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
	(a)	Amount beneficially owned: See the response(s) to Item 9 on the attached cover page(s).
	(b)	Percent of class: See the response(s) to Item 11 on the attached cover page(s).
	(c)	Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote See the response(s) to Item 5 on the attached cover page(s).
(ii) Shared power to vote or to direct the vote See the response(s) to Item 6 on the attached cover page(s).
(iii) Sole power to dispose or to direct the disposition of See the response(s) to Item 7 on the attached cover page(s).
(iv) Shared power to dispose or to direct the disposition of See the response(s) to Item 8 on the attached cover page(s).

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☐.

Not Applicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
Not Applicable

Item 8.	Identification and Classification of Members of the Group
Not Applicable

Item 9.	Notice of Dissolution of Group
Not Applicable

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: August 19, 2005

NORTHAVEN PARTNERS, L.P.			NORTHAVEN OFFSHORE, LTD.

By:	Northaven Associates, LLC,
as General Partner
			By:	s/ Paul Burke
Name: Paul Burke
Title: Director
	By:	s/ Paul Burke
Name: Paul Burke
		Title: Member	NORTHAVEN ASSOCIATES, LLC

NORTHAVEN PARTNERS II, L.P.

By:	Northaven Associates, LLC,		By:	s/ Paul Burke
	as General Partner			Name: Paul Burke
Title: Member

	By:	s/ Paul Burke	NORTHAVEN MANAGEMENT, INC.
Name: Paul Burke
Title: Member

NORTHAVEN PARTNERS III, L.P.			By:	s/ Paul Burke
Name: Paul Burke
By:	Northaven Associates, LLC,			Title: Vice President
as General Partner

	By:	s/ Paul Burke
Name: Paul Burke
Title: Member

INDEX TO EXHIBITS

Exhibit No.	Exhibit

99.1

Joint Filing Agreement, dated August 19, 2005, among Northaven Partners, L.P., Northaven Partners II, L.P., Northaven Partners III, L.P., Northaven Offshore, Ltd., Northaven Associates, LLC and Northaven Management, Inc.